UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-24603

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
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             (Exact name of registrant as specified in its charter)

                            931 South Matlack Street
                        West Chester, Pennsylvania 19382
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of Securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)       [X]              Rule 12h-3(b)(l)(i)       [X]
Rule 12g-4(a)(l)(ii)      [ ]              Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]              Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
1
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
Pursuant to the requirements of the Securities Exchange Act of 1934, Electronics Boutique Holdings Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 12, 2005

                                       ELECTRONICS BOUTIQUE HOLDINGS CORP.


                                       By: /s/ David W. Carlson
                                           -------------------------------------
                                           Name:  David W. Carlson
                                           Title: Executive Vice President
                                                  and Chief Financial Officer


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